Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of the 25th of September, 2008, by and between The PrivateBank and Trust Company (“Lender”) and Advanced Photonix, Inc., a Delaware corporation (“Borrower”) having an address of 2925 Boardwalk, Ann Arbor, Michigan 48104.

RECITALS

A. Lender is providing Borrower a term loan in the Term Loan Amount (the “Term Loan”), which shall be evidenced by the Term Note, subject to the terms and conditions set forth in this Agreement.

B. Lender is providing Borrower a revolving line of credit in the Line of Credit Loan Amount (the “Line of Credit”), which shall be evidenced by the Line of Credit Note, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:

ARTICLE 1.
DEFINITIONS

1.1 Definition of Certain Terms. (a) As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” shall mean any right of a Borrowing Base Obligor to payments for services that have been fully performed, acknowledged and accepted by the Account Debtor or from the sale or lease of goods, which goods are in accordance with Account Debtor’s specifications (if any) and delivered to and accepted by the Account Debtor, and such Borrowing Base Obligor has possession of, or has delivered to Lender at Lender’s request, shipping and delivery receipts evidencing such delivery. An Account which is at any time an Eligible Account but which subsequently fails to meet any of the requirements for eligibility shall forthwith cease to be an Eligible Account.

“Adjusted EBITDA” shall mean for any period of determination Net Income for such period plus, to the extent deducted in determining Net Income, depreciation, amortization (including non-cash impairment charges related to goodwill or intangible assets or other non-cash impairment charges as may be approved by Lender, in the exercise of its reasonable credit judgment, from time to time), interest and income tax expense, minus cash taxes during such period, minus dividends to shareholders during such period, plus non-cash expenses related to stock grants and options during such period, all as determined on a consolidated basis for Borrower and its consolidated Subsidiaries in accordance with GAAP.

“Affiliate” of any person or entity shall mean (a) any other person or entity which, directly or indirectly, controls or is controlled by or is under common control with such person or entity, (b) any officer or director of such entity, and (c) with respect to Lender, any entity administered or managed by Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A person or entity shall be deemed to be “controlled by” any other person or entity if such person or entity possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such person or entity whether by contract, ownership of voting securities, membership interests or otherwise.

“Base Net Worth” shall initially be Eighteen Million Dollars ($18,000,000). On the last day of each fiscal year of Borrower, Base Net Worth shall increase by ten percent (10%) of Net Income for the fiscal year then ended. If Net Income for any fiscal year is less than $0, it shall be deemed to be $0 for purposes of this calculation and the calculation of Net Income for purposes of this covenant shall exclude the impact of non-cash impairment charges for intangible assets.

“Borrowing Base Amount” shall mean an amount equal to the sum of the following:

(a) eighty percent (80%) of the then net book value (after deducting any discount or incentive for early payment or any issued or unissued credit memos but without deducting any bad debt reserve) of all Eligible Accounts; plus

(b) the lesser of: (i) fifty percent (50%) of the lower of cost or market value (after deduction of such reserves and allowances as the Lender deems proper and necessary) of Eligible Inventory; and (ii) $750,000.

“Borrowing Base Certificate” shall mean a certificate to be signed by Borrower certifying the accuracy of the Borrowing Base Amount in form and substance satisfactory to Lender.

“Borrowing Base Obligor” shall mean Borrower and each of Borrower’s Subsidiaries which is a Guarantor.

“Business Day” shall mean any day other than Saturday or Sunday on which commercial banking institutions are open for business in Chicago, Illinois and Bloomfield Hills, Michigan.

“Capital Securities” shall mean all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Change in Control” shall mean at any time the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding Capital Securities of Borrower; or (b) the replacement of a majority of the Board of Directors of Borrower and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of Borrower then still in office who either were members of such Board of Directors prior to such replacement or whose election as a member of such Board of Directors was previously so approved.

“Closing Date” shall mean the date on which this Agreement and all of the other Loan Documents required to be delivered concurrently with this Agreement shall have been executed and delivered to Lender, the conditions precedent to the closing of the Loans shall have been satisfied and the proceeds of the Loans, as requested by Borrower in accordance with this Agreement, shall have been disbursed to or for the benefit of Borrower.

“Consolidated and Consolidating” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated or combined, as applicable, basis in accordance with GAAP. Unless otherwise specified herein, references to Consolidated financial statements or data of a Person includes consolidation with its Subsidiaries in accordance with GAAP.

“Debt” shall mean, as of any date of determination, the total liabilities of a Person at such date, as determined in accordance with GAAP.

“Debt Service Coverage Ratio” shall mean as of any date of determination thereof a ratio the numerator of which is Adjusted EBITDA for the applicable measuring period, plus the net cash proceeds of the issuance by Borrower of any Eligible Capital Securities during such period and the denominator of which is all payments of principal with respect to interest bearing debt during such period (including the principal component of Capitalized Lease obligations), plus interest expense for such period (including the interest component of Capitalized Lease obligations), all as determined on a consolidated basis for Borrower and its consolidated Subsidiaries in accordance with GAAP. The applicable measuring period shall be (i) the fiscal year to date period for any determination date occurring before March 31, 2009 and (ii) the preceding twelve (12) months ending on such date for any date of determination occurring on or after March 31, 2009.

“Dividend” shall mean a payment made, liability incurred, or other consideration given by any Person (other than any stock dividend or stock split payable solely in Capital Securities of that Person) for the purchase, acquisition, redemption or retirement of any Capital Securities of that entity or as a dividend, return of capital, or other distribution in respect of that Person’s Capital Securities.

“Eligible Account” and “Eligible Accounts” shall mean any duly invoiced Account (as hereinafter defined, but exclusive of sales, excise or other similar taxes) of which a Borrowing Base Obligor is the sole owner, acceptable to Lender in its sole discretion, and in which Lender has an enforceable and duly perfected first priority security interest, except any such Account:

(a) which is not payable in installments and which shall not have been paid in full within ninety (90) days after the original due date or the date first invoiced to the Account Debtor, whichever first elapses;

(b) which is payable in installments:

(i) if it was not by its terms so payable when first invoiced to the Account Debtor,

(ii) if any installment thereof shall not have been paid in full within sixty (60) days after its original due date, or

(iii) to the extent that any installment thereof is not payable within ninety (90) days after the date of determination;

(c) if the Account Debtor thereon is then obligated to a Borrowing Base Obligor on other Accounts and if more than twenty five percent (25%), by amount, of all Accounts on which that Account Debtor is then obligated to such Borrowing Base Obligor are excepted under clauses (a) and (b) above;

(d) If the Account Debtor thereon is then obligated to any Borrowing Base Obligor on other Accounts, to the extent that the aggregate amount of all Accounts upon which that Account Debtor is then obligated to a Borrowing Base Obligor exceeds twenty five percent (25%) of all Eligible Accounts;

(e) if the payment of which by the Account Debtor is not, or does not remain, unconditional;

(f) if and to the extent that the Account Debtor has asserted a defense or offset of any kind against the payment thereof;

(g) which according to its terms may be paid by the Account Debtor by an offset of any claim of the Account Debtor or any other Person against any Borrowing Base Obligor;

(h) which arises other than from a sale or lease of Inventory or performance of services in the ordinary course of a Borrowing Base Obligor’s business;

(i) if the Account Debtor thereon is an Affiliate, director, officer, employee, or agent of any Borrowing Base Obligor or of any Affiliate of any Borrowing Base Obligor;

(j) if the Account Debtor thereon is insolvent or is the subject of any bankruptcy proceeding, or has had a receiver appointed for any part of Account Debtor’s property, or is, at the time in question, in default in any way on an existing obligation (except any obligation classified as an Account) to any Borrowing Base Obligor;

(k) except for Account Debtors approved in advance by Lender on a case-by-case basis, if the Account Debtor thereon is not a resident of the United States of America or is not subject to service of legal process in the United States of America or Canada unless payment of the Account is assured by an irrevocable letter of credit in form and substance satisfactory to Lender and issued by a financial institution that is a resident of the United States of America, is subject to service of legal process in the United States of America, and is otherwise satisfactory to Lender, or, if the Account Debtor is a resident of Canada, unless Borrower shall have taken or caused to be taken all actions from time to time requested by Lender in order to assure the attachment, enforceability, and perfection of Lender’s security interest under the law of such province in which the Account Debtor resides, and shall have furnished to Lender such written evidence (including, without limitation, one or more opinions of legal counsel rendered to Lender by counselors authorized to practice law in each such province), in form and substance satisfactory to Lender, that all such actions have been taken;

(l) if the Account Debtor thereon is a resident of any jurisdiction denying creditors access to its courts in the absence of qualification to transact business therein or the filing of a so-called “notice of business activities report” or other similar filing, unless Borrower has taken all action required by the jurisdiction in question to have access to its courts;

(m) which is subject to any law (including, without limitation, the Federal Assignment of Claims Act of 1940), rule, regulation, order, or agreement now or hereafter in effect which restricts or requires notice of or consent to assignment, unless all such required notices shall have been given, all such required consents shall have been obtained, and all other requirements shall have been complied with in order that Lender shall have the unconditional right to enforce the Account against the Account Debtor thereon or unless arising from tool and die projects for the federal government and not taxes or licensing obligations;

(n) is subject to any mortgage, security interest, or other lien securing payment or performance of any obligation other than indebtedness owing to Lender;

(o) which is described in any financing statement naming any Person other than Lender as the secured party of record;

(p) the collection of which Lender, in the exercise of its good faith judgment, determines to have become impaired for any reason;

(q) which is billed in advance, payable on delivery, for consigned goods, for guaranteed sales, on a sale and approval, sale or return or bill and hold basis, for unbilled sales, for progress billings, or payable at a future date in accordance with its terms;

(r) which is subject to any retention or retainage payment, trade or volume discount, allowance, discount, rebate, or adjustment;

(s) which arises out of a contract or order, whether by its terms or any other reason, that is unassignable to Lender;

(t) which is evidenced by chattel paper or an instrument and such original chattel paper or instrument has not been endorsed and delivered by Borrowing Base Obligor to Lender, or in the case of electronic chattel paper, is not in Lender’s control, in each case as determined by Lender in its sole discretion; or

(u) which is a bonded receivable.

“Eligible Capital Securities” shall mean Capital Securities of Borrower classified as equity securities in accordance with GAAP, including any issued in connection with stock options granted under Borrower’s 2007 Equity Incentive Plan or any plan successor thereto, excluding, however, any Capital Securities which are subject to mandatory or optional redemption prior to the maturity date of the Term Loan.

“Eligible Inventory” shall mean all finished goods and raw materials Inventory of a Borrowing Base Obligor which meets each of the following requirements:

(a) it is subject to a perfected, first priority security interest in favor of Lender and is not subject to any other assignment, claim or security interest;

(b) it is salable and not slow-moving, obsolete or discontinued, as determined in the reasonable credit judgment of Lender;

(c) it is in the possession and control of a Borrowing Base Obligor and it is stored and held in facilities owned by Borrower or the applicable Borrowing Base Obligor or, if such facilities are not so owned by Borrower or the applicable Borrowing Base Obligor, Lender is in possession of executed landlord waivers, other access agreements or bailee’s letters, each in form and substance acceptable to Lender, with respect thereto;

(d) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(e) it is not subject to any agreement or license which would restrict Lender’s ability to sell or otherwise dispose of such Inventory;

(f) it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

(g) it is not “in transit” to the Borrowing Base Obligor or held by the Borrowing Base Obligor on consignment;

(h) it is not “work-in-progress” or “work-in-process” Inventory;

(i) it is not supply items, packaging or any other similar materials;

(j) it is not identified to any purchase order or contract to the extent progress or advance payments are received with respect to such Inventory;

(k) it does not breach any of the representations, warranties or covenants pertaining to Inventory set forth in the Loan Documents;

(l) Lender shall not have determined in its reasonable discretion that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever; and

(m) it is not consigned.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Environmental Laws” shall mean all laws, statutes, ordinances, rules, regulations, orders, and determinations of any Governmental Authority pertaining to health, hazardous substances, natural resources, conservation, wildlife, pollution or the environment.

“Event of Default” shall mean any of the events specified in Section 7.1.

“GAAP” shall mean generally accepted accounting principles of the United States as in effect on the date of this Agreement, using the accrual basis of accounting and consistently applied.

“Governmental Authorities” shall mean, collectively, all Federal, state and local or regional governmental agencies, boards, tribunals, courts or instrumentalities having jurisdiction over Borrower or the Property.

“Governmental Obligations” mean noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

“Guarantor” shall mean each Subsidiary of Borrower listed below and any other Person who executes a Guaranty and “Guarantors” shall mean all of them: Picometrix LLC and Silicon Sensors, Inc.

“Guaranty” shall mean a guaranty in form and substance satisfactory to Lender pursuant to which a Guarantor guaranties payment of all or any portion of the Obligations.

“Hazardous Materials” shall mean any substance that is defined or listed as a hazardous, toxic or dangerous substance under any Environmental Law or is otherwise regulated or prohibited or subject to investigation or remediation under any Environmental Law because of its hazardous, toxic or dangerous properties, including (i) any substance that is a “hazardous substance” under applicable Environmental Law, and (ii) asbestos, petroleum, petroleum products and polychlorinated biphenyls.

“Head Office” shall mean the Lender’s headquarters, located at 38505 Woodward Avenue, Suite 1300, Bloomfield Hills, Michigan 48304, or such other location as the Lender may designate by providing Borrower with not less than ten (10) days’ prior written notice.

“Insurance Policies” shall mean the following insurance policies, in each case acceptable to Lender:

(a) Commercial General Liability Insurance for owners, including blanket contractual liability, products and completed operations, personal injury (including employees), independent contractors, explosion, collapse and underground hazards for bodily injury and property damage not less than One Million Dollars ($1,000,000) arising out of any single occurrence and Two Million Dollars ($2,000,000.00) in the aggregate;

(b) Workers’ Compensation Insurance for statutory limits;

(c) Such other insurance as is required by any other Loan Document or as the Lender may otherwise reasonably require.

All Insurance Policies shall be “occurrence” based policies, issued on forms, by companies and in amounts satisfactory to Lender. All insurance policies shall contain loss-payable clauses in favor of Lender and its successors and assigns, as loss payee under a lender’s loss payable endorsement or mortgagee, as applicable, together with a non-contributing mortgagee clause acceptable to Lender. All policies of liability insurance shall name Lender and its successors and assigns as additional insureds. All insurance policies and certificates of insurance provided to Lender shall require (30) days’ prior written notice of cancellation or material diminution in coverage. All insurance policies shall be issued by insurers acceptable to Lender. Borrower may satisfy the insurance requirements of this Agreement and the other Loan Documents by using “blanket” policies which cover the property (or the other risks required to be insured hereby or thereby) and other properties or risks of Borrower, provided that any such blanket policy shall comply with the specific requirements set forth herein or therein.

“Inventory” shall have the meaning given such term in the UCC.

“Legal Requirements” shall mean all applicable laws, rules, regulations, ordinances, judgments, orders, decrees, injunctions, arbitral awards, permits, licenses, authorizations, directions and requirements of all Governmental Authorities.

“Line of Credit” is defined in Recital B on page one of this Agreement.

“Line of Credit Availability” shall mean the lesser of: (a) the Line of Credit Loan Amount and (b) the Borrowing Base Amount.

“Line of Credit Loan Amount” shall mean $3,000,000.

“Line of Credit Note” shall mean the promissory note executed by Borrower to evidence the Line of Credit, together with any and all modifications and amendments thereto and any note issued in substitution or replacement therefore.

“Loans” shall mean the Term Loan and the Line of Credit and “Loan” shall mean either of them, as applicable.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Guaranties, the Security Agreement, any swap agreements, derivative agreements, interest rate protection agreements, or similar agreements entered into by Borrower with the Lender or any Affiliates of Lender, and any other document, instrument or agreement evidencing or securing the Loans, together with any and all modifications and amendments to any of the foregoing.

“Material Adverse Effect” shall mean a material, adverse effect on (i) the business, property or condition (financial or otherwise) of Borrower, any Subsidiary or any Guarantor; (ii) Borrower’s, any Subsidiary’s or any Guarantor’s, ability to perform its obligations hereunder or any other Loan Document to which it is a party, or (iii) the validity or enforceability of this Agreement or any other Loan Document.

“Net Income” shall mean net income as determined in accordance with GAAP, after taxes, if any, and after extraordinary items, but without giving effect to any gain resulting from any reappraisal or write up of any asset.

“Net Worth” shall mean, as of any date of determination, the excess of (i) the net book value of the assets of Borrower and its consolidated Subsidiaries as of such date, after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) over (ii) Debt of Borrower and its consolidated Subsidiaries as of such date, all as determined in accordance with GAAP.

“Notes” shall mean the Term Note and the Line of Credit Note, and “Note” shall mean either of them, as applicable.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of all sums advanced or to be advanced hereunder, together with interest on the outstanding principal balance of such sums and with any and all other sums payable by Borrower to the Lender pursuant to this Agreement, the Note or any other Loan Document, along with Borrower’s obligation for the payment of any letters of credit issued by Lender and payment and performance of all of the warranties, representations, covenants and agreements to be paid, fulfilled, observed and performed by Borrower under each Loan Document to which Borrower is a party.

“Outstanding Amount” shall mean, as of any date, the outstanding principal balance of the Loans advanced to or for the account of Borrower under this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated association, or other entity or association.

“Permitted Investments” shall mean with respect to any Person:

(a) Governmental Obligations;

(b) Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by Moody’s Investors Services or Standard & Poor’s;

(c) Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, or depository receipts issued by or maintained with any Bank or a bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $100,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by the Company or any of its Subsidiaries in the ordinary course of business;

(d) Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e) Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f) Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

“Permitted Liens” shall mean with respect to any Person:

(a) liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by proceedings diligently pursued;

(b) existing liens described in attached Schedule 1;

(c) liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s and carriers’ liens, and other similar liens, securing obligations incurred in the ordinary course of business or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(d) liens under workers’ compensation, unemployment insurance, Social Security or similar Legal Requirement;

(e) liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases permitted under this Agreement, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

(f) judgment and other similar liens arising in connection with court proceedings, provided that the execution or other enforcement of such liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(g) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances which, in the aggregate, do not materially interfere with the use of such property or its intended purpose;

(h) liens and encumbrances arising under the Loan Documents; and

(i) any other lien, encumbrance or charge acceptable to and approved in writing by Lender.

“Security Agreement” shall mean the security agreement executed by Borrower in favor of Lender.

“Subordinated Debt” shall mean, as to any Person, all Debt of which is subordinated to the indebtedness of such Person to Lender pursuant to written subordination agreements satisfactory to Lender in its sole discretion.

“Subordination Agreements” shall mean all subordination agreements entered into by and between a Person and Lender with respect to any Subordinated Debt.

“Subsidiary(ies)” shall mean, in respect of any Person, any corporation, association, joint stock company, limited liability company, partnership (whether general, limited or both), or business trust (in any case, whether now existing or hereafter organized or acquired), of which more than fifty percent (50%) of the outstanding voting Capital Securities or other ownership interest is owned either directly or indirectly by such Person and/or one or more of its Subsidiaries, or the management of which is otherwise controlled either directly or indirectly by such Person and/or one or more of its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise expressly requires, the term Subsidiary(ies) shall refer to the Subsidiary(ies) of Borrower.

“Term Loan Amount” shall mean $1,735,716.61.

“Term Note” shall mean the promissory note executed by Borrower to evidence the Term Loan, together with any and all modifications and amendments thereto and any note issued in substitution or replacement therefore.

“UCC” shall mean the Uniform Commercial Code in effect in the State of Michigan from time to time.

1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, Borrower will furnish financial statements in accordance with such changes, but shall provide calculations, which are reviewed and certified by Borrower’s accountants, for all financial covenants, shall perform all financial covenants and shall otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.

1.3 Other Terms Defined in UCC. All other capitalized words and phrases used in this Agreement and not otherwise specifically defined in this Agreement shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined in the UCC.

ARTICLE 2.
THE LINE OF CREDIT

2.1 Loan. Lender agrees to make advances under the Line of Credit upon the terms, covenants and conditions set forth in this Agreement and in the Line of Credit Note. The Line of Credit shall be in the Line of Credit Loan Amount and shall accrue interest, mature and be repaid as set forth in the Line of Credit Note. Aggregate advances under the Line of Credit shall not exceed the Line of Credit Availability.

2.2 Commitment. Provided no Event of Default exists during the term of the Line of Credit that has not been cured or waived, Lender agrees to make advances of the Line of Credit to or for the benefit of Borrower up to an amount equal to the then applicable Line of Credit Availability subject to the terms of this Agreement and the Line of Credit Note. Any amounts advanced and repaid by Borrower under the Line of Credit may thereafter be re-advanced by Lender to Borrower, subject to the terms of this Agreement and the Line of Credit Note.

2.3 Use of Proceeds: The proceeds of the Line of Credit will be used for working capital purposes of Borrower or its Subsidiaries.

2.4 Interest.

(a) Interest Rate. The outstanding principal balance of the Line of Credit shall bear interest as set forth in the Line of Credit Note and interest shall be computed, assessed and payable as set forth in the Line of Credit Note.

(b) Interest on Overdue Payments; Default Interest Rate. If any payment of principal or interest is not paid when due or prior to the expiration of the applicable period of grace (if any) therefor, Lender may charge and collect a late charge as set forth in the Line of Credit Note. No failure by Lender to charge or collect any late charge in respect of any delinquent payment shall be considered to be a waiver of any rights that Lender may have under this Agreement, including without limitation the right subsequently to impose a late charge for such delinquent payment or to take such other action as may then be available to it hereunder or at law or in equity. If any Note has been accelerated or if an Event of Default shall have occurred and be continuing, the outstanding principal balance of the Line of Credit Note, together with all accrued interest thereon and any and all other Obligations not evidenced by a Note, shall bear interest from the date on which such amount shall have first become due and payable to the date on which such amount shall be paid (whether before or after judgment) at the default interest rate set forth in the Line of Credit Note. Interest at the default interest rate will continue to accrue until the Obligations in respect of such payment are discharged (whether before or after judgment).

2.5 Repayment; Prepayment. The Line of Credit shall be repaid as set forth in the Line of Credit Note, and may be prepaid as set forth in the Line of Credit Note. In the event the aggregate outstanding principal balance of the Line of Credit exceeds the Line of Credit Availability, Borrower shall, without notice or demand of any kind, immediately upon becoming aware of such excess make such repayments of the Line of Credit or take such other action as are satisfactory to Lender to eliminate such excess.

2.6 Promissory Note. Borrower will evidence its obligation to repay the Line of Credit by executing the Line of Credit Note dated of even date herewith.

2.7 Commitment Fee. Borrower shall pay to Lender on the date of execution of this Agreement a commitment fee in the amount of Forty Eight Thousand Dollars ($48,000) for the Line of Credit and the Term Loan. Such commitment fee shall be non-refundable upon payment. Lender acknowledges the prior receipt of $10,000 of such fee.

2.8 Unused Fee. Borrower shall pay to the Lender an unused commitment fee for the period from the date of this Agreement to and including the maturity date of the Line of Credit equal to one quarter of one percent (0.25%) per annum on the average daily excess of Three Million Dollars ($3,000,000) over the average daily aggregate unpaid principal balance of the advances under the Line of Credit. Such commitment fee shall be payable on the first Business Day of each calendar quarter, beginning January 2, 2009 and on the maturity date of the Line of Credit, for the periods ending on such dates. The fee under this Section 2.8 shall be computed on the basis of the actual number of days elapsed using a year of 360 days.

ARTICLE 2.A
THE TERM LOAN

2.A.1 Term Loan. Lender agrees to loan to Borrower and Borrower agrees to borrow, on the date of execution of this Agreement, a sum equal to the Term Loan Amount. At the time of borrowing, Borrower agrees to execute the Term Note. The loan under this Article 2.A shall be subject to the terms and conditions of this Agreement and the Term Note.

2.A.2 Interest. The outstanding principal balance of the Term Loan shall bear interest as set forth in the Term Note and interest shall be computed, assessed and payable as set forth in the Term Note.

2.A.3 Repayment; Prepayment. The indebtedness represented by the Term Note shall be repaid as set forth in the Term Note, and may be prepaid as set forth in the Term Note. Borrower may prepay the Term Note only as set forth in the Term Note.

2.A.4 Use of Proceeds: The proceeds of the Term Loan will be used to refinance a lease with Fifth Third Bank.

ARTICLE 2.B
ACCELERATED MATURITY DATE

2.B.1 MEDC. If the existing loans by the Michigan Economic Development Corporation to Borrower have not been converted to equity on or before August 31, 2011, then the Line of Credit and the Term Loan shall mature on August 31, 2011 and on such date, Borrower shall prepay in full the aggregate unpaid principal of, and accrued interest on, the Notes.

ARTICLE 3.
ADDITIONAL COSTS; INDEMNIFICATION

3.1 Additional Costs; Regulatory Change.

(a) Notwithstanding any conflicting provision of this Agreement to the contrary, if any applicable law or regulation not in effect as of the date hereof shall (i) subject Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to any Loan, this Agreement, any Note, or any other Loan Document or the payment by Borrower of any amounts payable to Lender with respect to any Loan, this Agreement, any Note or any other Loan Documents; or (ii) materially change, in the reasonable opinion of Lender, the basis of taxation of payments to Lender of the principal of or the interest on any Note or any other amounts payable to Lender under this Agreement or any other Loan Document; or (iii) impose or increase, or render applicable, any special or supplementary special deposit or reserve or similar requirements against assets held by, or deposits in or for the account of, or any eligible liabilities of, or loan by any office or branch of Lender; or (iv) impose on Lender any other condition or requirement with respect to this Agreement, any Note or any other Loan Document, and if the result of any of the foregoing is (A) to increase the cost to Lender of making, funding or maintaining all or any part of the principal of any of the Loans, or (B) to reduce the amount of principal, interest or any other sum payable by Borrower to Lender under this Agreement, any Note or any other Loan Document, or (C) to require Lender to make any payment or to forego any interest or other sum payable by Borrower to Lender under this Agreement, any Note or any other Loan Document, the amount of which payment or foregone interest or other sum is measured by or calculated by reference to the gross amount of any sum receivable or deemed received by Lender from Borrower under this Agreement, any Note or any other Loan Document, then, and in each such case, Borrower will pay to Lender, within ten (10) days of written notice (such notice to include the statement described in Section 3.3), such additional amounts as will (in the reasonable opinion of Lender) be sufficient to compensate Lender for such additional cost, reduction, payment or foregone interest or other sum. Anything in this paragraph to the contrary notwithstanding, the foregoing provisions of this paragraph shall not apply in the case of any additional cost, reduction, payment or foregone interest or other sum resulting solely from or arising solely as a consequence of any taxes charged upon or by reference to the overall net income, profits or gains of Lender.

(b) If any present or future applicable law shall make it unlawful for Borrower to perform any of its agreements or obligations under this Agreement, any Note or any other Loan Document, and Lender shall reasonably determine (which determination shall be conclusive and binding on Borrower) (i) that as a consequence of the effect or operation (whether direct or indirect) of any such applicable law, any of the rights, remedies, powers or privileges of Lender under or in respect of this Agreement, any Note or any other Loan Document shall be or become invalid, unenforceable, or materially restricted; and (ii) that any of the rights, remedies, powers and privileges so affected are of material importance to Lender (as determined by Lender), then Lender may, by giving notice to Borrower (such notice to include the statement described in Section 3.3), declare all of the Obligations, including without limitation the entire unpaid principal of the Notes, all of the unpaid interest accrued on the Notes and any and all other sums due and payable by Borrower to Lender under this Agreement, the Notes and any other Loan Document, to be immediately due and payable, and, thereupon, such Obligations shall (if not already due and payable) forthwith become and be due and payable without further notice or other formalities of any kind, all of which are hereby expressly waived.

3.2 Indemnification for Losses. Without derogating from any of the other provisions of this Agreement or any other Loan Document, Borrower hereby absolutely and unconditionally agrees to indemnify Lender, at any time and as often as the occasion therefor may require (within 15 days of written demand for such indemnification), against any and all claims, demands, suits, actions, damages, losses, costs, expenses and all other liabilities whatsoever which Lender or any of its directors or officers may sustain or incur as a consequence of (a) any failure by Borrower to pay any amount payable under this Agreement, any Note or any other Loan Document as and when such amount shall first have become due and payable (giving effect, however, to expiration of the period of grace (if any) applicable thereto), or (b) the acceleration of the maturity of any of the Obligations, or (c) any failure by Borrower to perform or comply with any of the terms and provisions of this Agreement, any Note or any other Loan Document to which Borrower are a party. Such claims, demands, suits, actions, damages, losses, costs or expenses shall include, without limitation (a) any costs incurred by Lender in carrying funds to cover any overdue principal, overdue interest or any other overdue sums payable by Borrower under this Agreement, any Note, or any other Loan Document; (b) any interest payable by Lender to the lenders of the funds borrowed by Lender in order to carry the funds referred to in clause (a) of this Section; and (c) any losses (but excluding losses of anticipated profit) incurred or sustained by Lender in liquidating or re-employing funds acquired from third parties to make, fund or maintain all or any part of the Loans.

3.3 Statements by Lender. A statement signed by an officer of Lender setting forth any amount required to be paid by Borrower under Sections 3.1 and 3.2 and a reasonably detailed description of such amount and Lender’s claim for such amount shall be submitted by Lender to Borrower in connection with each demand made at any time by Lender under either such Section. A claim by Lender for all or any part of any additional amounts required to be paid by Borrower under such Sections may be made before or after any payment to which such claim relates. Each such statement shall, in the absence of manifest error, constitute presumptive evidence of the additional amount required to be paid to Lender.

ARTICLE 4.
CONDITIONS PRECEDENT

4.1 General. Lender shall not be required to consummate the transactions contemplated by this Agreement or to disburse the proceeds of any of the Loans to or for the account of Borrower unless the conditions set forth in this Article 4 shall have been completed to the satisfaction of Lender.

(a) Borrower shall have executed the Loan Documents and shall have delivered the same to Lender and shall have caused each Guarantor to execute its respective Guaranty and to deliver the same to the Lender. All of the Loan Documents shall be in full force and effect.

(b) Borrower shall have provided Lender with a certificate from a duly authorized representative of Borrower: (i) attaching true and complete copies of Borrower’s Articles of Incorporation and Bylaws, and certifying that the same are in full force and effect and unmodified; (ii) attaching a resolution authorizing Borrower’s execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party and its performance of its obligations under this Agreement and the other Loan Documents, and thereunder, and confirming that such resolution is in full force and effect; and (iii) identifying the officers of Borrower who are authorized to execute and deliver this Agreement for and on behalf of Borrower, and providing specimen signatures for such officers;

(c) Each Guarantor shall have provided Lender with a certificate of its existence and authority authorizing such Guarantor’s execution and delivery of the Guaranty and such other Loan Documents to which it is a party; and

(d) Borrower shall have paid all costs and expenses of Lender in connection with this Agreement or the closing of the transactions contemplated hereby including, without limitation, reasonable attorneys fees.

4.2 Conditions for the Benefit of the Lender. All of the foregoing conditions are imposed for the benefit of Lender. No party other than Lender shall have standing to require the satisfaction of any such conditions, and no party shall be entitled to assume that Lender would refuse to make advances of Loan proceeds if any one or more of such conditions were to remain unfulfilled. No party other than Lender shall be or be deemed to be the beneficiary of any such conditions; any one or more, or all, of such conditions may be waived if Lender shall deem it advisable to do so.

ARTICLE 5.
GENERAL REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and thereafter, so long as any Obligations remain unpaid and outstanding:

5.1 Organization and Existence.

(a) Borrower (i) is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware; (ii) has all necessary power and authority and full legal right to own its property and to carry on its businesses; and (iii) has all necessary power and authority, and full legal right, to enter into this Agreement and each of the other Loan Documents to which it is a party, and to perform, observe and comply with all of its agreements and obligations under this Agreement and the other Loan Documents.

(b) Borrower has provided Lender with true, correct and complete copies of its Articles of Incorporation and Bylaws and all of the exhibits thereto (collectively, each “Borrower’s Organizational Documents”). All of Borrower’s Organizational Documents are unmodified (from the copies of such documents previously furnished to Lender) and in full force and effect.

(c) Each Subsidiary (i) is duly organized, validly existing and in good standing as a corporation and/or limited liability company under the laws of the state in which it is organized; (ii) has all necessary power and authority and full legal right to own its property and to carry on its businesses; and (iii) has all necessary power and authority, and full legal right, to enter into each of the applicable Loan Documents to which it is a party, and to perform, observe and comply with all of its agreements and obligations under this Agreement and the other Loan Documents.

(d) Each Subsidiary has provided Lender with true, correct and complete copies of its Articles of Incorporation and Bylaws and/or Articles of Organization and Operating Agreement and all of the exhibits thereto (collectively, each “Borrower’s Organizational Documents”). Each Subsidiary’s Organizational Documents are unmodified and in full force and effect.

5.2 Due Authorization.

(a) The execution and delivery by Borrower of this Agreement and the other Loan Documents to which Borrower is a party, the performance by Borrower of all of its agreements and obligations under such documents and the making of the borrowings contemplated by this Agreement have been duly authorized by all necessary action on the part of Borrower and do not and will not (i) contravene any provision of Borrower’s Organizational Documents; (ii) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien (other than those in favor of Lender pursuant to the Loan Documents) upon any of its property under any agreement, indenture, mortgage or other instrument to which Borrower is a party or by which Borrower is bound or affected; (iii) to Borrower’s knowledge, violate or contravene any provision of any law, rule or regulation (including, without limitation, the Regulations of the Board of Governors of the Federal Reserve System) or any order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official binding on Borrower; or (iv) to Borrower’s knowledge, require any waivers, consents or approvals by any of the creditors or trustees for creditors of Borrower.

(b) Each Guarantor (i) is duly organized, validly existing and in good standing as corporation and/or limited liability company under the laws of the state in which it is organized; (ii) has all necessary power and authority and full legal right to own its property and to carry on its businesses; and (iii) has all necessary power and authority, and full legal right, to enter into each of the Loan Documents to which it is a party, and to perform, observe and comply with all of their agreements and obligations under each of the Loan Documents to which it is a party.

(c) Except as to matters which Borrower has procured, obtained or performed prior to or concurrently with its execution and delivery of this Agreement, no approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency is required under any provision of any applicable law:

(i) for Borrower’s execution and delivery of this Agreement and the other Loan Documents to which it is a party or Borrower’s performance of its obligations under this Agreement and the other Loan Documents, for the making by Borrower of the borrowings contemplated by this Agreement; or

(ii) for the continuing legality, validity, binding effect, enforceability or admissibility in evidence of this Agreement and the other Loan Documents.

5.3 General. There are no actions, suits or proceedings pending or, to the actual knowledge of Borrower, threatened against Borrower, any Subsidiary, any Guarantor, which could, if determined adversely to Borrower, such Subsidiary or such Guarantor, reasonably be expected to have a Material Adverse Effect upon Borrower, such Subsidiary or such Guarantor.

5.4 Loan Documents. On or before the Closing Date, Borrower will have duly executed and delivered each of the Loan Documents to which Borrower is a party and each such Loan Document will be in full force and effect. Each Loan Document to which Borrower is a party shall constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency or similar laws generally affecting the enforcement of creditor’s rights).

5.5 No Default. No event has occurred and is continuing, and no condition exists, which constitutes (or would, with the provision of notice or the passage of time, or both, constitute) an Event of Default. Borrower has no right to rescind, cancel or terminate this Agreement or any other Loan Document.

5.6 Financial Statements. All of the financial statements of Borrower, each Subsidiary and each Guarantor delivered to Lender in connection with the transactions contemplated by this Agreement have been prepared in accordance with GAAP, and fairly present in all material respects the financial condition of Borrower, such Subsidiary and such Guarantor as of the dates on which the same were prepared. There are no material liabilities or obligations, secured or unsecured (whether accrued, absolute or actual, contingent or otherwise), not reflected in such financial statements, which, in accordance with GAAP, should have been reflected therein. From the date of the most recent financial statements provided to Lender until the date hereof, there has been no materially adverse change in the financial condition of Borrower, any Subsidiary or any Guarantor.

5.7 Tax Returns. Each of Borrower, each Subsidiary and each Guarantor has filed all federal, state and other tax returns required to be filed in respect of all taxing periods prior to the date of this Agreement (or has been granted extensions with respect to same), and has paid or made reasonable provision, in accordance with applicable laws for the payment of all taxes (if any) which have or may become due and payable pursuant to any such returns (or pursuant to any matters raised by audits). In addition, Borrower, each Subsidiary and each Guarantor has paid or caused to be paid all real and personal property taxes and assessments and other governmental charges lawfully levied or imposed on or against Borrower, such Subsidiary or such Guarantor, or its property (other than those presently payable without payment of interest or penalty and those which are subject to contests initiated in good faith and diligently prosecuted and as to which adequate reserves have been provided).

5.8 Solvency. Borrower does not intend to, and does not believe that it will, incur debts beyond its ability to pay as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its Indebtedness. Borrower is solvent, and, giving effect to the closing of the transactions contemplated by this Agreement and the disbursement of the proceeds of the Loans, shall remain solvent.

5.9 Business Loan. The Loans are intended solely for business purposes, and no proceeds of the Loans shall be used for personal, family or household purposes.

5.10 Locations. Schedule 5.10 sets forth all locations which Borrower owns, leases, at which Borrower conducts business or at which Borrower’s assets are located.

5.11 Subsidiaries. Except as listed on Schedule 5.11, Borrower has no Subsidiaries.

5.12 Encumbrances. There are no security interests in, or liens, mortgages, or other encumbrances on, any of Borrower’s property or assets, except Permitted Liens.

5.13 Environmental. Neither Borrower nor any Subsidiary has used Hazardous Materials on, in, under or otherwise affecting any real or personal property now or at any time owned, occupied or operated by Borrower or such Subsidiary or upon which Borrower or such Subsidiary has a place of business (collectively and severally the “Property”) in any manner which violates any Environmental Law(s), to the extent that any such violation could result in a Material Adverse Effect; and that, to the best of Borrower’s knowledge, no prior owner, occupant or operator of any of the Property, or any current or prior owner, occupant or operator thereof, has used any Hazardous Materials on or affecting the Property in any manner which violates any Environmental Law(s), to the extent that any such violation could result in a Material Adverse Effect. Neither Borrower nor any Subsidiary has ever received any notice of any violation of any Environmental Law(s), and to the best of Borrower’s knowledge, there have been no actions commenced or threatened by any party against Borrower or any Subsidiary or any of the Property for non-compliance with any Environmental Law(s), which, in any case, could result in a Material Adverse Effect.

ARTICLE 6.
COVENANTS OF BORROWER

Borrower covenants with and warrants to the Lender that until all of the Obligations are paid and satisfied in full, Borrower shall comply with, observe, perform or fulfill, and shall cause each Subsidiary to comply with, observe, perform or fulfill, all of the covenants set forth in this Article 6.

6.1 Financial Statements and Reports.

(a) Borrower and each Subsidiary shall keep complete and accurate books and records, in accordance with GAAP, consistently applied at all times during the pendency of the Loan, and shall permit Lender and its representatives to examine and make copies of the same at any reasonable time upon reasonable notice during normal business hours.

(b) Borrower shall deliver its annual consolidated financial statements, including a consolidated balance sheet, a consolidated profit and loss statement and a consolidated cash-flow statement, in a form acceptable to Lender. The foregoing financial statements shall be prepared by independent certified public accountants satisfactory to Lender in accordance with GAAP, consistently applied, and will be furnished not later than one hundred twenty (120) days from the end of such fiscal year of Borrower. Simultaneously with the delivery of the annual audited financial statements, Borrower shall deliver a covenant compliance certificate setting forth all computations necessary to show compliance by Borrower with the covenants in Section 6.5 of this Agreement and stating that no Event of Default has occurred and is continuing. The foregoing financial statements shall be prepared in accordance with GAAP.

(c) Borrower shall deliver, within sixty (60) days after and as of the end of each fiscal quarter, its management-prepared financial statement, including a consolidated balance sheet as of the end of such month, a consolidated profit and loss statement for such month and fiscal year to date, certified by a responsible authorized officer of Borrower, in a form acceptable to Lender, together with a covenant compliance certificate from such authorized officer setting forth all computations necessary to show compliance by Borrower with the covenants in Section 6.5 of this Agreement and stating that no Event of Default has occurred and is continuing. The foregoing financial statements shall be prepared in accordance with GAAP.

(d) Borrower shall provide Lender, within fifteen (15) days after and as of the end of each month, agings of Borrower’s and each other Borrowing Base Obligor’s accounts receivable, accounts payable, an inventory report (including a work in process schedule) and a Borrowing Base Certificate for Borrower and each other Borrowing Base Obligor, all in form and detail satisfactory to Lender, and certified by a responsible authorized officer of Borrower.

(e) Borrower will deliver and cause each of its Subsidiaries and each Guarantor to deliver such other information regarding its (or his) financial matters as the Lender may reasonably request promptly after the Lender’s request therefor.

6.2 Insurance. Borrower shall maintain, and cause each of its Subsidiaries to maintain, insurance coverage pursuant to the Insurance Policies.

6.3 Borrower’s Existence. Except as a result of or in connection with a consolidation or merger permitted under Section 6.17, Borrower shall, and cause each of its Subsidiaries to, preserve and maintain its existence and all of its rights, franchises and privileges.

6.4 Compliance with Legal Requirements. Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Legal Requirements, and will promptly notify Lender in the event that Borrower or any of its Subsidiaries receives any notice, claim or demand from any Governmental Authority asserting the violation of any applicable Legal Requirement which could reasonably be expected to have a Material Adverse Effect upon Borrower or any of its Subsidiaries. The receipt of any such assertion shall not be deemed in and of itself a violation of this Section 6.4, provided (a) that Borrower shall provide Lender with written notice of such contest; (b) that there shall then be no uncured Event of Default; (c) that such contest shall be initiated in good faith in accordance with the appropriate legal or administrative procedure therefor and diligently prosecuted to a timely completion; (d) that such contest shall not, in Lender’s judgment, jeopardize the security for the Loan or any portion of Borrower’s assets to imminent risk of loss or forfeiture; and (e) Borrower shall indemnify Lender from and against any and all liability, loss, cost, damage and expense which may be incurred by or asserted against any such party in connection with or arising from such contest.

6.5 Financial Covenants.

(a) Borrower shall maintain at all times a Debt Service Coverage Ratio of not less than 1.25 to 1.00.

(b) Borrower shall maintain at all times Adjusted EBITDA of not less than the following amounts of the periods specified below:

September 30, 2008	$1,500,000
December 31, 2008	$2,750,000
March 31, 2009 and thereafter	$4,300,000

Adjusted EBITDA shall be determined on a fiscal year to date basis for the September 30, 2008 and December 31, 2008 test dates and thereafter on a trailing twelve month basis.

(c) Borrower shall maintain at all times Net Worth of not less than the Base Net Worth.

6.6 Notice of Litigation. Borrower shall, and shall cause each of its Subsidiaries to, furnish or cause to be furnished to Lender within five (5) Business Days after Borrower or any of its Subsidiaries shall have first become aware of the same, a written notice identifying, and describing Borrower’s or such Subsidiary’s proposed response to the commencement or institution of any legal or administrative action, suit, proceeding or investigation by or against Borrower or such Subsidiary in or before any court, governmental or regulatory body, agency, commission or official, board of arbitration or arbitrator which could reasonably be expected to have a Material Adverse Effect on Borrower or any Subsidiary. For the purposes of this Agreement, any such litigation or other matter in which the sum in dispute is Two Hundred Fifty Thousand Dollars ($250,000) or more will be deemed to be material.

6.7 Notice of Other Events.

(a) If (and on each occasion that) any Event of Default shall occur, Borrower shall, promptly after becoming aware of the same, furnish Lender with a written notice specifying the nature of such Event of Default and describing Borrower’s proposed response thereto.

(b) Immediately upon Borrower first becoming aware of any of the following occurrences, Borrower will notify Lender in writing thereof: (i) the business failure, insolvency or bankruptcy of Borrower, any Subsidiary or any Guarantor; (ii) the rescission, cancellation or termination of, or the occurrence of a breach, default or event of default under or with respect to any material agreement or contract to which Borrower or any of its Subsidiaries is a party; or (iii) any events of default under any material agreement of Borrower or any of its Subsidiaries or any material violations of any laws, regulations, rules or ordinances of any governmental or regulatory body.

6.8 Payment of Taxes and Other Claims. Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge promptly before interest and penalties accrue, all taxes, assessments and other governmental charges or levies at any time imposed upon it or upon its income, revenues or property, as well as all claims of any kind (including claims for labor, material or supplies) which, if unpaid, might by law become a Lien or charge upon all or any part of its income, revenues or property.

6.9 Payment of Indebtedness. Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all fees and other amounts payable hereunder or under the Loan Documents as and when required by this Agreement and the other Loan Documents.

6.10 Governmental Consents and Approvals.

(a) Borrower will obtain, and will cause each of its Subsidiaries to obtain, all such approvals, consents, orders, authorizations and licenses from, give all such notices promptly to, register, enroll or file all such agreements, instruments or documents promptly with, and promptly take all such other action with respect to, any Governmental Authority, regulatory agency or official or any central bank or other fiscal or monetary authority, agency or official, as may be required from time to time under any provision of any applicable law:

(i) for the performance by Borrower or such Subsidiary of any of its agreements or obligations under the Notes, this Agreement or any other Loan Document to which it is a party or for the payment by Borrower to the Lender at its Head Office of any sums which shall become due and payable by Borrower thereunder;

(ii) to ensure the continuing legality, validity, binding effect or enforceability of the Notes or any other Loan Document;

(iii) to continue the proper operation of the business and operations of Borrower.

6.11 Pension and Benefit Plans. Borrower will, and will cause each of its Subsidiaries to, at all times meet the minimum funding requirements of ERISA with respect to Borrower’s and each of its Subsidiaries employee benefit plans subject to ERISA; promptly after Borrower or any of its Subsidiaries knows or has reason to know of the occurrence of any event, which would constitute a reportable event or prohibited transaction under ERISA, or that the PBGC, Borrower or any of its Subsidiaries has instituted or will institute proceedings to terminate an employee pension plan, deliver to Lender a certificate of an authorized officer of Borrower setting forth details as to such event or proceedings and the action which Borrower proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and upon the request of Lender, furnish to Lender (or cause the plan administrator to furnish Lender) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by Borrower or any of its Subsidiaries, as applicable, not later than ten (10) days after such report has been so filed. Borrower shall be permitted to voluntarily terminate employee pension or benefit plans, so long as any such voluntary termination is done in accordance with ERISA and does not result in a Material Adverse Effect or a Lien on the assets of Borrower or any of its Subsidiaries.

6.12 Further Assurances. Borrower will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all further assurances reasonably requested by the Lender from time to time in order to give full effect to any of the Loan Documents.

6.13 Use of Proceeds. Borrower shall use all Loan proceeds only for the uses and purposes permitted by this Agreement.

6.14 Environmental Matters.

(a) Borrower shall timely comply, and shall cause each of its Subsidiaries and Affiliates to timely comply, in all material respects with all applicable Environmental Laws.

(b) Borrower shall provide to Lender, as soon as practicable after receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Borrower or any of its Subsidiaries or Affiliates or a cleanup, removal, remedial action, or other response by or on the part of Borrower or any of its Subsidiaries or Affiliates under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from Borrower or any of its Subsidiaries or Affiliates for an alleged violation of Environmental Laws.

(c) Borrower shall promptly notify Lender in writing as soon as it becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.

(d) Borrower hereby indemnifies, saves and holds Lender and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to any property owned, leased or operated by Borrower, or due to any acts of Borrower, or any of its Subsidiaries or Affiliates or any of their officers, directors, shareholders, employees, consultants and/or representatives. In no event shall Borrower be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses (i) arising from any act of gross negligence or willful misconduct of Lender, or its officers, directors, shareholders or employees, representatives or consultants or (ii) arising from any action taken by Lender while it is in sole possession of any such property.

(e) Borrower and each of its Subsidiaries and Affiliates have and shall maintain all permits, licenses and approvals required under applicable Environmental Laws.

(f) Borrower shall promptly conduct and complete, at Borrower’s expense, all such investigations, studies, samplings and testings as may be reasonably requested by Lender or any governmental authority relative to any Hazardous Material at or affecting any property or any facility owned, leased or used by Borrower or any of its Subsidiaries.

(g) The provisions of this Section 6.14 shall survive the payment of the Loans and the termination, expiration or satisfaction of this Agreement and shall not be affected by Lender’s acquisition of any interest in any of the assets of Borrower, whether by foreclosure or otherwise.

6.15 Acquisition of Margin Securities. Other then with respect to Permitted Liens, Borrower shall not own, purchase or acquire (or enter into any contract to purchase or acquire) any “margin security” as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect.

6.16 Payment of Claims; Encumbrances. Borrower shall, and shall cause each of its Subsidiaries to, (i) keep its assets, whether now owned or hereafter acquired, free of any lien, charge or claim; and (ii) not encumber its assets, whether now owned or hereafter acquired, or any portion thereof or interest therein, permit any lien, levy, attachment or restraint to be made or filed against its assets, whether now owned or hereafter acquired, or any portion thereof or interest therein or permit any receiver or assignee for the benefit of creditors to be appointed to take possession of its assets, whether now owned or hereafter acquired, or any portion thereof.

6.17 Borrower’s Organizational Documents. Borrower shall not, and shall cause each of its Subsidiaries not to, modify, amend or terminate any of Borrower’s or any of its Subsidiaries’ Organizational Documents, or permit any of Borrower’s or any of its Subsidiaries’ Organizational Documents to be modified, amended or terminated, without the prior written consent of the Lender if such modification, amendment or termination would materially adversely affect Lender’s rights under the Loan Documents.

6.18 Prohibition of Assignments, Transfers and Encumbrances. Without first obtaining Lender’s express, written consent in each instance, Borrower shall not, and shall cause each of its Subsidiaries not to, directly or indirectly (i) except in the ordinary course of business, sell, transfer, lease or otherwise dispose of all or any portion of its assets or any interest therein except for transfers of assets by a Guarantor to Borrower or another Guarantor or by Borrower to a Guarantor; (ii) except for Permitted Liens, encumber, hypothecate, create a security interest or create or permit any lien upon or affecting its assets or any portion thereof or interest therein; (iii) assign, transfer or encumber any interest of Borrower or any of its Subsidiaries under this Agreement or under any other Loan Document, or delegate any of Borrower’s or any of its Subsidiaries’ duties or obligations hereunder or thereunder; (iv) purchase, acquire, issue or redeem any of its Capital Securities or make any material change in its capital structure; (v) consolidate with or merge into any other Person or permit any other Person to merge into it, except for mergers of a Person into Borrower Guarantor so long as the Borrower or Guarantor, as applicable, is the surviving entity; or (vi) enter into any sale-leaseback transaction. Furthermore, Borrower shall not, and shall cause its Subsidiaries not to, change its name without giving Lender fifteen (15) days prior written notice.

6.19 Prohibition of Other Indebtedness. Without first obtaining Lender’s express, written consent in each instance, Borrower shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except: (i) indebtedness to Lender, (ii) current unsecured trade payables and accrued liabilities arising in the ordinary course of Borrower’s or any of its Subsidiaries’ business, (iii) purchase money indebtedness for the acquisition of fixed assets not exceeding Two Hundred Fifty Thousand Dollars ($250,000), and (iv) indebtedness of Borrower to any Subsidiary of Borrower or of any Subsidiary of Borrower which is a Guarantor to Borrower; and (v) existing indebtedness described on Schedule 6.19.

6.20 Loans, Acquisitions, Guaranties, Affiliate Transactions. Without first obtaining Lender’s express, written consent in each instance, Borrower shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, (i) make any loan, investment, advance or extension of credit to any Person except for loans, advances and extensions of credit by the Borrower to a Guarantor and except for investments consisting of Permitted Investments, (ii) purchase, create or acquire all or substantially all of the properties or assets of any other Person or any interest in any other Person, (iii) incur any obligation as surety or guarantor, other than in the ordinary course of business or in favor of Lender, (iv) enter into any transaction with an Affiliate that in not on terms and conditions as favorable to Borrower as would be obtainable in a transaction with a Person that is not an Affiliate or (v) subordinate any indebtedness due it from any Person to indebtedness of other creditors of such Person.

6.21 Dividends; Distributions. Borrower shall not, and shall cause each of its Subsidiaries not to, pay any Dividends on its capital stock without Lender’s prior written consent, except (i) Borrower may pay cash Dividends or distributions to its shareholders from time to time during a year to the extent necessary to enable such shareholder to pay income taxes for such year and make estimated income tax payments to satisfy its liabilities under federal and state law for such year which arise solely from such shareholders’ status as shareholder of Borrower, (ii) Borrower may make dividends payable solely in the same class of Capital Securities or, to the extent no cash payments are paid, another class of Capital Securities; and (iii) Subsidiaries may pay Dividends to Borrower.

6.22 Expenses; Taxes; Indemnity.

(a) Borrower agrees to pay or cause to be paid, and to save Lender harmless against liability for the payment of, all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel) (i) incurred by Lender arising from or relating to the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents, (ii) incurred by Lender arising from or relative to the administration or performance of this Agreement and the other Loan Documents or any requested amendments, modifications, supplements, waivers or consents (without regard to whether any of the same is ultimately entered into or granted) to this Agreement or any Loan Document, and (iii) incurred by Lender in connection with the enforcement or preservation of rights under this Agreement or any other Loan Document.

(b) Borrower hereby agrees to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions (excluding taxes on the overall net income or gross receipts of Lender) now or hereafter determined by Lender to be payable in connection with this Agreement or any other Loan Document or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and Borrower agrees to save Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions.

(c) Borrower hereby agrees to reimburse and indemnify Lender and its officers and directors (collectively, the “Indemnified Parties”) from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened that may at any time be imposed on, asserted against or incurred by such Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, this Agreement or any other Loan Document or any transaction from time to time contemplated hereby or thereby, but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of such Indemnified Party or its Affiliates, shareholders, employees, representatives and consultants, as finally determined by a court of competent jurisdiction.

6.23 Pension or Profit Sharing Plans. Borrower shall not, and shall cause each of its Subsidiaries not to, allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plan established or maintained by Borrower or any of its Subsidiaries which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan; or permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) which may result in a liability of Borrower or any of its Subsidiaries to the PBGC which, in the reasonable opinion of Lender, could have a Material Adverse Effect.

6.24 Bank Accounts. Borrower shall and shall cause each of its Subsidiaries to maintain all primary deposit accounts at Lender and Borrower shall maintain at all times compensating balances in non-interest bearing accounts with Lender of not less than $500,000.

6.25 Field Audits. Borrower agrees that Lender, upon not less than three (3) days written notice (which shall not be required following the occurrence and during the continuance of an Event of Default) may during normal business hours conduct audits of Borrower, its Subsidiaries and their operations (provided that Lender shall use good faith efforts to not interfere with the normal operations of Borrower and its Subsidiaries), the results of which shall be reasonably satisfactory to Lender, and the costs of which shall be paid by Borrower.

6.26 Landlord Waivers; Collateral Access Agreements; Bailee Letters. Borrower shall use commercially reasonable efforts (which shall not require Borrower to pay the applicable lessor or bailee anything other than reimbursement of such person’s out of pocket expenses) deliver to Lender the following, each of which shall be in form and substance reasonably acceptable to Lender: (a) executed landlord waivers or other collateral access agreements with respect to all locations leased by Borrower; and (b) executed bailee letters with respect to all locations at which Borrower stores any inventory or other assets. Thereafter, Borrower shall use commercially reasonable efforts (subject to the limitation stated above) to deliver such agreements for any new leased locations or storage or warehouse locations that come into existence after the date of this Agreement upon request by Lender.

6.27 Intellectual Property Security Interest. Borrower shall within ten (10) days after the payment in full of its existing indebtedness to the former shareholders of Picometrix grant to Lender, and cause its Subsidiaries to grant to Lender, a first priority security interest in all of its intellectual property collateral pursuant to the Patent, Trademark and Security Agreements in the form attached to this Agreement as Exhibit A.

6.28 Picometrix Debt. Borrower shall not and shall cause its Subsidiaries not to make any payment with respect to the existing indebtedness owed to the former shareholders of Picometrix unless (a) Borrower is in pro forma compliance with all financial covenants under this Agreement both before and after giving effect to such payment and (b) no Event of Default (or event which with the giving of notice or the passage of time or both would constitute an Event of Default) has occurred and is continuing. At least ten (10) days prior to making any such payment, Borrower shall provide to Lender a covenant compliance certificate giving pro forma effect to such payment.

ARTICLE 7.
DEFAULTS AND REMEDIES

7.1 Events of Default. Any of the following events shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall default in the payment of any sum which is or becomes due and payable under any Note or any other Loan Document; provided that, if such payments relating to a non-recurring payment (e.g. reimbursement of expenses), such default continues for a period of ten (10) days.

(b) Any representation or warranty made by Borrower, any of its Subsidiaries or any Guarantor in this Agreement or in any certificate or document furnished under the terms of this Agreement shall prove untrue in any material respect at the time such representation or warranty was made or deemed made.

(c) Borrower, any of its Subsidiaries or any Guarantor shall fail (i) to observe or perform any condition, covenant or agreement of Borrower, such Subsidiary or such Guarantor set forth in Section 2.5, 6.1(d), 6.5, 6.7(a), 6.13, 6.16 through 6.21, 6.24, 6.25 or 6.27, (ii) to observe or perform any condition, covenant or agreement of Borrower, such Subsidiary or such Guarantor set forth in Section 6.1(a), (b) or (c) and continuance thereof for ten (10) days or (iii) to observe or perform any other condition, agreement or covenant of Borrower, such Subsidiary or such Guarantor set forth in this Agreement and continuance thereof for thirty (30) days after notice thereof by Lender to Borrower.

(d) Borrower, any of its Subsidiaries or any Guarantor shall default in the performance of any of its obligations under any other Loan Document to which Borrower, such Subsidiary or such Guarantor is a party, and such default shall not be cured or remedied by Borrower, such Subsidiary or such Guarantor within ten (10) Business Days after notice thereof by Lender to Borrower.

(e) Default in the payment of any other obligation of Borrower, any of its Subsidiaries or any Guarantor for borrowed money, or in the observance or performance of any conditions, covenants or agreements related or given with respect to any obligations for borrowed money sufficient (after giving effect to any grace period) to permit the holder thereof to accelerate the maturity of such obligation, including, without limitation, obligations of Borrower, such Subsidiary or such Guarantor or to Lender.

(f) Judgments for the payment of money in excess of the sum of Ten Thousand Dollars ($10,000) in the aggregate shall be rendered against Borrower, any of its Subsidiaries or any Guarantor and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry and such judgment is not covered by insurance from a solvent insurer who has acknowledged coverage.

(g) Borrower, any of its Subsidiaries or any Guarantor or (i) shall admit in writing the inability to pay its or his debts as they become due and payable; or (ii) shall make an assignment for the benefit of creditors; or (iii) shall be adjudicated a bankrupt; or (iv) shall file a voluntary petition in bankruptcy or effect a plan or other arrangement with creditors; or (v) shall have applied for, or permitted the appointment of, a receiver or trustee or custodian for all or substantially all of the property or assets of Borrower, such Subsidiary or such Guarantor, or a trustee, receiver or custodian shall have been appointed for all or substantially all of the property or assets of Borrower, any of its Subsidiaries or any Guarantor who shall not have been discharged within sixty (60) days after the date of his appointment.

(h) Any Guarantor shall deny its liability or obligations under its Guaranty or shall notify the Lender of its intention to attempt to cancel, revoke or terminate its Guaranty, or shall fail to observe or comply with any term, covenant, condition and requirement under its Guaranty.

(i) The revocation, termination or attempted revocation or termination of any Subordination Agreement.

(j) The occurrence of any “reportable event”, as defined in ERISA, which (i) is determined by Borrower or the PBGC to constitute grounds for (A) termination by the PBGC of any pension plan of Borrower, any of its Subsidiaries or any guarantor or (B) the appointment by the appropriate United States District Court of a trustee to administer such plan and (ii) is reasonably likely in the opinion of Borrower or Lender to result in a Material Adverse Effect, and (iii) such reportable event is not corrected and such determination is not revoked within thirty (30) days after (A) notice thereof has been given to the plan administrator, Borrower, such Subsidiary or such Guarantor; or (B) the institution of proceedings by the PBGC to terminate any such pension plan or to appoint a trustee to administer such plan; or (C) the appointment of a trustee by the appropriate United States District Court to administer any such pension plan.

(k) Any breach or default by Borrower of any material term or condition under any swap agreement, interest rate protection agreement, derivatives agreement, or similar agreements now or hereafter entered into by Borrower with Lender or any Affiliate of Lender.

(l) The occurrence of any event which Lender determines, in the exercise of its reasonable discretion, would have a Material Adverse Effect, or if Lender deems itself to be insecure.

(m) A Change in Control.

7.2 Certain Remedies.

(a) If any Event of Default shall occur and be continuing:

(i) Lender may, by giving notice to Borrower, declare all of the Obligations, including the entire unpaid principal balance of the indebtedness evidenced by the Notes, all interest accrued thereon, and any and all other sums payable by Borrower under this Agreement, the Notes or any other Loan Document, to be immediately due and payable. Thereupon, all of such Obligations which are not already due and payable shall forthwith become absolutely and unconditionally due and payable, without presentment, demand, protest or any further notice or any other formalities of any kind, all of which are hereby expressly and irrevocably waived. Any commitment or obligation, if any, on the part of Lender to make loans or otherwise extend credit to or in favor of Borrower shall immediately terminate

(ii) Lender may proceed to protect and enforce all or any of its rights, remedies, powers and privileges under this Agreement, the Note or any other Loan Document by action at law, suit in equity or other appropriate proceedings, whether for specific performance of any covenant contained.

(b) Upon the occurrence and at any time during the continuance or existence of an Event of Default under Section 7.1(g) of this Agreement, then the Obligations and all indebtedness then outstanding thereunder shall automatically become immediately due and payable without any notice by Lender to Borrower and any commitment or obligation, if any, on the part of Lender to make loans or otherwise extend credit to or in favor of Borrower shall immediately terminate. Further, upon the occurrence or at any time during the continuance or existence of any default hereunder, Lender may collect, deal with and dispose of all or any part of any security in any manner permitted or authorized by the Michigan Uniform Commercial Code or other applicable law (including public or private sale), and after deducting expenses (including, without limitation, reasonable attorneys’ fees and expenses), Lender may apply the proceeds thereof in part or full payment of any of the Obligations, whether due or not, in any manner or order Lender elects. In addition to the foregoing, upon the occurrence and at any time during the continuance or existence of any default hereunder, Lender may exercise any and all rights.

7.3 No Implied Waiver; Rights Cumulative. No delay by Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document, or available to it at law or in equity, shall impair, prejudice or constitute a waiver of any such right, remedy, power or privilege or be construed as a waiver of (or acquiescence to) any Event of Default. No right, remedy, power or privilege conferred on or reserved to Lender under any of the Loan Documents, in equity or at law is intended to be exclusive of any other right, remedy, power or privilege which may then be, or may thereafter become, available to Lender. All rights, remedies, powers and privileges available to Lender shall be cumulative; any of the same may be exercised at such time or times and in such order and manner as Lender shall (in its sole discretion) deem expedient.

ARTICLE 8.
MISCELLANEOUS PROVISIONS

8.1 Consent or Approval.

(a) In all instances in which Lender’s approval of or consent to any item, matter or circumstance is contemplated by the terms of this Agreement or any other Loan Document, such approval or consent or the exercise of such judgment shall (unless otherwise specified) (i) be within the absolute discretion of Lender, and (ii) be expressed only by a specific writing intended for such purpose and signed by Lender.

(b) Lender shall not, by reason of its consent or approval of any item or matter submitted to it, be deemed to have assumed or undertaken any responsibility or obligation for the adequacy, accuracy, completeness, efficacy, form or content of any such matter or item.

8.2 Duration. This Agreement shall continue in full force and effect and the duties, covenants, and liabilities of Borrower hereunder and all the terms, conditions, and provisions hereof relating thereto shall continue to be fully operative until all Obligations have been satisfied in full, provided, however that notwithstanding the provisions of this Section all Loans shall be due and payable as set forth in the Notes.

8.3 Survival of Representations. All representations and warranties made by or on behalf of Borrower in this Agreement or any other Loan Document shall be deemed to have been relied upon by Lender notwithstanding any investigation which may be made by Lender. All such representations and warranties shall survive the closing of the transactions described herein and the disbursement of the proceeds of the Loans until all of the Obligations shall have been fully, finally and indefeasibly paid in full.

8.4 Binding Effect. This Agreement shall inure to the benefit of and be binding upon Borrower, Lender, and their respective successors and assigns; provided, however, that this Agreement may not be assigned by Borrower without the consent of Lender.

8.5 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute a single agreement.

8.6 Notices. Except for any notice required under applicable law to be given in another manner, any notice, demand, request or other communication to be given by either party to the other shall be in writing and shall be deemed to have been properly given (a) if hand delivered or if sent by telecopy, effective upon receipt; (b) if delivered by overnight courier service, effective on the day following delivery to such courier service; or (c) if mailed by United States registered or certified mail, postage prepaid, return receipt requested, effective two (2) days after deposit in the United States mails, addressed in each case to the parties at their addresses set forth herein, or at such other address or to such other addressee as a party may have so furnished to the other:

(a) If to Borrower:

Advanced Photonix, Inc.
2925 Boardwalk
Ann Arbor, Michigan 48104
Attention: _____________________
Facsimile No.: __________________

(b)  If to Lender:

The PrivateBank and Trust Company
70 W. Madison Street
Chicago, Illinois 60602
Attention: _____________________
Facsimile No.: __________________

With a copy to:

The PrivateBank
38505 Woodward Avenue
Suite 1300
Bloomfield Hills, Michigan 48304
Attn: Eric Haege
Facsimile No.: __________________

8.7 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED-FOR CONSIDERATION FOR LENDER’S EXTENSION OF CREDIT TO BORROWER AND AFTER HAVING THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE WHICH MAY ARISE UNDER OR IN CONNECTION WITH THIS AGREEMENT.

8.8 Entire Agreement. This Agreement, together with other Loan Documents, constitutes the entire agreement between Borrower and Lender with respect to the making and funding of the Loans, and no representations or agreements, express or implied, have been made to or with Borrower not herein or therein contained. This Agreement shall not be amended or modified, nor may any of its terms or conditions be waived, except by an instrument in writing duly executed by Lender and Borrower.

8.9 Jurisdiction; Governing Law. This Agreement shall be governed by the laws of the State of Michigan. Borrower hereby waives any plea of jurisdiction or venue on the ground that Borrower is not a resident of Oakland County, Michigan, and hereby specifically authorizes any action brought to enforce Borrower’s obligations to Lender to be instituted and prosecuted in either the Circuit Court of Oakland County, Michigan, or in the United States District Court for the Eastern District of Michigan at the election of Lender, and Borrower hereby submits to the jurisdiction of such Court. Borrower further agree and consent that, in addition to any methods of service of process provided for under applicable law, all service of process in any proceeding in any Michigan State or United States Court sitting in Oakland County, Michigan may be made by certified or registered mail, return receipt requested, directed to Borrower, as applicable, at the address indicated herein, and service so made shall be complete upon receipt; except that if Borrower shall refuse to accept delivery, service shall be deemed complete five (5) days after the same shall have been so mailed.

8.10 Headings. Paragraph headings used in this Agreement are intended for convenience of reference only, and shall not be deemed to alter, affect or limit the meaning of any provision of this Agreement.

8.11 Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be invalid or unenforceable to any extent, the balance of this Agreement and the application of all provisions of this Agreement to all other persons and circumstances shall not be affected thereby; each provision of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

8.12 Relationship. The relationship between Borrower and Lender is strictly contractual in nature, and is governed entirely by this Agreement and the other Loan Documents. Nothing contained in this Agreement, and no action which Lender may take hereunder or in respect of the Loan, will create any agent, partnership, co-venture or joint venture between Borrower and Lender or will make Lender liable in any manner to any party dealing with Borrower.

8.13 Patriot Act. Borrower, each of its Subsidiaries and each Guarantor is not (or will not be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to Lender with any additional information that Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

8.14 USA Patriot Act Notice of Customer Identification. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. Therefore, when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

8.15 Confidentiality. Lender agrees that it will not disclose without the prior consent of Borrower (other than to its employees, its Affiliates, or to its auditors or counsel on a need to know basis) any information with respect to Borrower, which is furnished pursuant to this Agreement or any of the Loan Documents; provided that Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by Lender from any third party under no duty of confidentiality to Borrower, (b) as may be required in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in respect to any summons or subpoena or in connection with any litigation (provided, that to the extent it is legally permitted to do so, Lender will give Borrower prompt notice of any such requests for disclosure of information), (d) in order to comply with any law, order, regulation or ruling applicable to Lender, and (e) to any transferee or assignee or to any participant of, or with respect to, the Note, who agrees in writing to be subject to the provisions of this Section 8.15.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered of the day and ear first set forth above.

BORROWER:

ADVANCED PHOTONIX, INC.

By:	/s/ Richard D. Kurtz

Its:	CEO and President

By:	/s/ Robin F. Risser

Its:	Chief Financial Officer

LENDER:

THE PRIVATEBANK AND TRUST
COMPANY

By:	/s/ Eric Haege

Its:	Assistant Managing Director